                           SCHEDULE 14C INFORMATION

            INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )

Check the appropriate box:

[ ]  Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]  Definitive Information Statement

                             NATIONWIDE MUTUAL FUNDS

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)   Title of each class of securities to which transaction applies:____________

2)   Aggregate number of securities to which transaction applies:_______________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_______________________________

4)   Proposed maximum aggregate value of transaction:___________________________

5)   Total fee paid: ___________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid: ___________________________________________________

2)   Form, Schedule or Registration Statement No.:______________________________

3)   Filing Party: _____________________________________________________________

4)   Date Filed: _______________________________________________________________

                             NATIONWIDE MUTUAL FUNDS


                             Three Nationwide Plaza

                              Columbus, Ohio 43215

                                 (800) 848-0920


March 29, 2000


Dear Nationwide S&P 500 Index Fund Shareholders:

The enclosed information statement details a recent subadviser change for the Nationwide S&P 500 Index Fund (the "Fund"), a series of Nationwide Mutual Funds (the "Trust"). Specifically, the Trust's Board of Trustees has selected Fund Asset Management, L.P. ("FAM"), which is a part of the Merrill Lynch Asset Management Group, to manage the Fund, replacing The Dreyfus Corporation. The change was effective December 29, 1999. The Fund has an exemptive order from the Securities and Exchange Commission which allows this change to be made without shareholder approval. The order instead requires that this information statement be sent to you.

The Board replaced the former subadviser upon the recommendation of Villanova Mutual Fund Capital Trust, the Fund's investment adviser. This recommendation was based on several factors, including:

        -       FAM's experience and success in managing index funds;
        - The proposed reduction in investment advisory and subadvisory fees; and
        - The Trust's and Villanova Mutual Fund Capital Trust's recent engagement of FAM to provide investment advisory services to the other index funds within the Trust.


Please read the enclosed document for additional information.

We look forward to continue serving you and the Fund in the future.

Sincerely,


James F. Laird, Jr.
Treasurer, Nationwide Mutual Funds

                          NATIONWIDE S&P 500 INDEX FUND

                       A Series of Nationwide Mutual Funds

                             Three Nationwide Plaza

                              Columbus, Ohio 43215

                              INFORMATION STATEMENT


The Board of Trustees of Nationwide Mutual Funds (the "Board of Trustees") is furnishing this Information Statement to all shareholders of the Nationwide S&P 500 Index Fund (the "Fund"), a series of Nationwide Mutual Funds (the "Trust"), and to owners of variable insurance contracts issued by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company (collectively "Nationwide") who are entitled to give voting instructions to Nationwide as a shareholder of the Fund ("Contract Owners"). This Information Statement is being provided to advise shareholders of a change in the Fund's subadviser and is in lieu of a proxy statement pursuant to the terms of an exemptive order the Trust received from the Securities and Exchange Commission. The exemptive order permits the Fund's investment adviser to hire new subadvisers and to make changes to existing subadvisory contracts with the approval of the Board of Trustees, but without obtaining shareholder approval, provided, among other things, the Fund sends its shareholders an information statement describing a new subadviser within 90 days of hiring such subadviser.


                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.


            This Information Statement will be mailed to Shareholders
                          on or about March 29, 2000.


INTRODUCTION

The Fund is an investment portfolio or series of the Trust. The Trust, on behalf of the Fund, initially entered into an Investment Advisory Agreement with Nationwide Advisory Services, Inc. ("NAS") on July 23, 1998; on September 1, 1999, the investment advisory services being performed by NAS for the Fund were transferred to Villanova Mutual Fund Capital Trust (the "Adviser"), an entity under common control with NAS. Shareholder approval was not required in order to transfer the investment advisory services from NAS to the Adviser because such transfer did not result in a change in the actual control or management of the Fund's investment adviser. Pursuant to the Investment Advisory Agreement, the Adviser selects the subadvisers for and/or manages the investments of the Fund and supervises the Fund's daily business affairs, subject to the supervision and direction of the Board of Trustees. The Adviser selects one or more subadvisers it believes will provide the Fund with high quality investment services consistent with the Fund's investment objectives. The Adviser is responsible for the overall monitoring of the Fund's subadviser(s).

The current subadviser for the Fund is Fund Asset Management, L.P. ("FAM"). FAM began serving as subadviser on December 29, 1999, following a decision by the Board of Trustees to

(1) terminate the Fund's then current subadvisory agreement with The Dreyfus Corporation ("Dreyfus"); and (2) approve a new subadvisory agreement with FAM. The decision by the Board of Trustees to replace Dreyfus with FAM, as well as other important information, is described in more detail below.


RECOMMENDATION TO REPLACE SUBADVISERS

As part of the Adviser's duties to select and supervise the Fund's subadvisers, the Adviser is responsible for communicating performance expectations and evaluations to the subadvisers and recommending to the Board of Trustees whether a subadviser's contract with the Trust should be renewed, modified or terminated. The Adviser regularly provides written reports to the Board of Trustees describing the results of its evaluation and monitoring functions. Prior to the transfer of the Investment Advisory Agreement to the Adviser, NAS provided these services to the Fund.

Recently, the Trust has added four new index funds the investment management of which is provided by FAM. The Adviser's increased relationship with FAM prompted the Adviser to review more closely the services provided to the Fund by Dreyfus. This review was undertaken as part of the responsibility of the Adviser to recommend to the Board of Trustees whether a subadvisory agreement should be terminated. As part of its analysis of the options, the Adviser considered (1) FAM's substantial experience in managing funds, (2) FAM's use of the "sampling method" of index portfolio management (as opposed to the full replication approach used by Dreyfus) which is intended to minimize the amount by which the Fund's performance would deviate from that of its benchmark, the S&P 500 Index,
(3) the desirability to strengthen FAM's relationship and commitment to the Trust and (4) a belief that a consistent index fund adviser will attract more assets to the Fund, which will lead to an overall decrease in Fund expenses over time. As part of the recommendation, the Adviser proposed a reduction of its contractual investment advisory fee (on an annual basis) from 0.13% to 0.13% of the Fund's average daily net assets up to $1.5 billion, 0.12% on the next $1.5 billion of average daily net assets and 0.11% on the average daily net assets in excess of $3 billion.

Upon completion of its analysis, the Adviser decided to recommend that FAM replace Dreyfus. It based its decision to recommend FAM on a number of factors, including FAM's substantial experience with managing index funds, its current relationship with FAM as investment adviser to the other Nationwide index funds, four series of the Trust, and the proposed reduction in subadvisory fees, as described below.

BOARD OF TRUSTEES' CONSIDERATIONS

At a regular meeting of the Board of Trustees on November 5, 1999, the Board of Trustees reviewed the Adviser's recommendations to hire FAM as subadviser for the Fund and to terminate the subadvisory agreement with Dreyfus. The Board of Trustees reviewed a report that described in detail the basis for such recommendations and also reviewed the proposed decrease in the Fund's investment advisory fees and the proposed subadvisory agreement with FAM. The Board considered the differences in subadvisory fees payable to Dreyfus and those proposed to be paid to FAM as follows:

                                    Dreyfus

                  0.07% on assets up to $250 million
                  0.06% on assets of $250 million or more but less than $500 million
                  0.05% on assets of $500 million or more but less than $1 billion
                  0.04% on assets of $1 billion or more

                                    FAM

                  0.05% on assets up to $200 million
                  0.04% on assets of $200 million or more, but less than $1 billion
                  0.02% on assets of $1 billion or more

Having carefully considered the Adviser's recommendations and the reasons for them, the Board of Trustees, including a majority of the Trustees who were not interested persons of the Adviser, Dreyfus or FAM, approved the termination of the subadvisory agreement with Dreyfus and the appointment of FAM to serve as the new subadviser to the Fund. The termination of the subadvisory agreement with Dreyfus and the appointment of FAM as a subadviser both took effect on December 29, 1999. The Board of Trustees also approved the form of the subadvisory agreement among the Adviser, the Trust (acting on behalf of the Fund) and FAM and the amendment to the Investment Advisory Agreement between the Adviser and the Trust. In doing so, the Board of Trustees found that the compensation payable under the subadvisory agreement with FAM and under the Investment Advisory Agreement with the Adviser was fair and reasonable in light of the services to be provided and the expenses to be assumed by FAM and the Adviser, respectively, under such agreements.

COMPARISON OF SUBADVISORY AGREEMENTS


The subadvisory agreement with FAM (the "New Agreement") is the same in all material respects as the subadvisory agreement with Dreyfus (the "Former Agreement") except with respect to the fees payable thereunder. The Former Agreement took effect on July 23, 1998, and was approved by the Fund's initial shareholder on July 23, 1998. The Former Agreement has not been submitted for shareholder approval since then. A comparison of the fees under the Former Agreement and the New Agreement are set forth above under "BOARD OF TRUSTEES' CONSIDERATIONS."


The Former Agreement had an initial two-year term and would have continued automatically for successive one-year terms provided that its continuance was approved annually by the Board of Trustees. The New Agreement is the same except that its two-year initial term began on December 29, 1999. Each Agreement can be terminated by the Trust or the Adviser on 60 days' notice and both terminate automatically if they are assigned to anyone else.

The Adviser's responsibilities under the Former Agreement and the New Agreement are the same. Under each Agreement, the Adviser is responsible for assigning a portion of the Fund's assets to the subadviser and for overseeing the review of the performance of the subadviser. The duties of FAM under the New Agreement are the same as the duties required of Dreyfus under the Former Agreement. FAM is required to manage the portion of the Fund's portfolio allocated to it (which constitutes all of the Fund's portfolio at this time) in accordance with the Fund's investment objective and policies, subject to the supervision and control of the Adviser and the Board of Trustees.

With respect to brokerage allocation, under the Former Agreement, Dreyfus was authorized to purchase and sell securities on behalf of the Fund through brokers or dealers and to negotiate commissions to be paid on such transactions. In doing so, Dreyfus was required to use reasonable efforts to obtain the most favorable price and execution available but were permitted, subject to certain limitations, to pay brokerage commissions that were higher than what another broker might have charged in return for brokerage and research services. The New Agreement contains provisions with respect to FAM that are the same in all material respects.

The indemnification and liability provisions of the Former Agreement and the New Agreement are the same in all material respects except as described below. Under the Former Agreement, Dreyfus and its affiliates could not be held liable to the Adviser, the Trust, the Fund or the Fund's shareholders in the absence of willful misfeasance, bad faith or gross negligence on the part of Dreyfus or a reckless disregard of its duties under the Former Agreement. The New Agreement contains provisions that are substantially the same except that liability of FAM is limited to any error of judgment or mistake of law. The New Agreement also provides that nothing in such Agreement, however, relieves FAM from any of its obligations under federal and state securities laws and other applicable law. The Former Agreement does not contain such a provision.

Dreyfus was required under the Former Agreement to indemnify the Adviser, the Trust and their respective officers, directors and trustees for any liability or expenses sustained by them as a result of Dreyfus' willful misfeasance, bad faith, gross negligence or reckless disregard of its duties. FAM is required under the New Agreement to indemnify the Adviser, the Trust, the Fund and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of FAM's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law.

The foregoing description of the Former Agreement and the New Agreement is only a summary and is qualified in its entirety by reference to the text of the full agreements. Copies of the Former Agreement and the New Agreement are on file with the Commission. Copies of the Former Agreement and the New Agreement are available 1) in person at the Commission's Public Reference Room in Washington, DC; 2) by mail at the Securities and Exchange Commission, Public Reference Section, Washington, DC 20549-6009; 3) at the Commission's website - http:// www.sec.gov; or (4) by electronic request at publicinfo@sec.gov.

OTHER INFORMATION ABOUT FAM


FAM is a Delaware limited partnership. Its general partner is Princeton Services, Inc. and its sole limited partner is Merrill Lynch & Co., a publicly held corporation. Princeton Services, Inc. is an indirect wholly owned subsidiary of Merrill Lynch & Co. The address of FAM and Princeton

Services, Inc. is 800 Scudder Mill Road, Plainsboro, New Jersey. The address of Merrill Lynch & Co. is World Financial Center, New York, New York.

The following table sets for the name and principal occupation of Princeton Services, Inc.'s principal executive officer and directors. The address for each person is 800 Scudder Mill Road, Plainsboro, New Jersey.

------------------------------------------------------------ ---------------------------------------------------------
                           Name                                                Principal Occupation
------------------------------------------------------------ ---------------------------------------------------------

Jeffrey M. Peek                                              President and Director of Princeton Services, Inc.
------------------------------------------------------------ ---------------------------------------------------------
Terry K. Glenn                                               Executive Vice President and Director of Princeton
                                                             Services, Inc.
------------------------------------------------------------ ---------------------------------------------------------
Gregory A. Bundy                                             Managing Director and Chief Operating Officer of
                                                             Princeton Services, Inc.
------------------------------------------------------------ ---------------------------------------------------------
Philip L. Kirstein                                           Senior Vice President, Secretary, Director and General
                                                             Counsel of Princeton Services, Inc.
------------------------------------------------------------ ---------------------------------------------------------


FAM currently serves as investment adviser or subadviser to several institutional accounts and three other investment companies that have investment objectives similar to those of the Fund. The net assets and investment advisory fees as of February 29, 2000, for the three other investment companies are set forth in the following table:


---------------------------------------- -------------------------------------- --------------------------------------
                 Fund                                 Net Assets                           Advisory Fees*
---------------------------------------- -------------------------------------- --------------------------------------

Master S&P 500 Index Series of                       $1.5 billion               0.05% (which FAM has voluntarily
Quantitative Master Series Trust                                                reduced to 0.005%)
---------------------------------------- -------------------------------------- --------------------------------------
Index 500 Portfolio of Merrill Lynch                 $500 million               0.30%
Variable Series Funds
---------------------------------------- -------------------------------------- --------------------------------------
S&P 500 Series of Pacific Life Series                 $2 billion                currently approximately 0.09%
Fund                                                                            (within a range of 0.05% to 0.30%
                                                                                based upon a number of factors)
---------------------------------------- -------------------------------------- --------------------------------------

-------------------
*Calculated as an annual percentage of the Fund's average daily nets assets.

MORE ABOUT FEES AND EXPENSES

Prior to December 29, 1999, the Adviser was entitled to a fee calculated at the annual rate of 0.13% of the Fund's average daily net assets. Effective December 29, 1999, the Fund's investment advisory fee (calculated on an annual basis) decreased from 0.13% on all the Fund's average daily net assets to 0.13% for the Fund's first $1.5 billion of average daily net assets, 0.12% for the next $1.5 billion of average daily net assets and 0.11% of average daily net assets in excess of $3 billion.

Had the lower investment advisory fee been in effect during the fiscal year ended October 31, 1999, it would have had no effect upon the Adviser's investment advisory fees since (i) the Fund's assets during that period were less than $1.5 billion and therefore the breakpoints in the investment advisory fee would not have been in effect; and (ii) as described below, the Adviser waived all of its investment advisory fees during the period.

Since the Fund's inception, the Adviser has agreed to voluntarily waive all or part of its fees and reimburse Fund expenses in order to limit the Fund's total operating expenses, as a percentage of the Fund's average daily net assets on an annual basis, to not more than 0.63% for Class A Shares, 1.23% for Class B Shares, 0.35% for Local Fund Shares, 0.63% for Service Class Shares, 0.48% for Institutional Service Class Shares, and 0.23% for Institutional Class Shares. Although these fee waivers and/or expense reimbursements are voluntary, the Adviser has agreed to them at least through October 31, 2000. However, they may be terminated at any time after October 31, 2000. During the fiscal year ended October 31, 1999, the Adviser was entitled to receive from the Fund advisory fees in the amount of $79,372, all of which were waived. Such waiver had no effect on the Adviser's obligations to compensate Dreyfus.

Without waivers or reimbursements, total Fund expenses for Local Fund Shares, Service Class Shares and Institutional Service Class Shares for the fiscal year ended October 31, 1999, would have been 0.52%, 0.83% and 0.67%, respectively. The other classes of shares of the Fund were not available until January 3, 2000.

NAS and the Trust (acting on behalf of the Fund) entered into a subadvisory agreement dated July 23, 1998, with Dreyfus pursuant to which Dreyfus managed the Fund's assets in accordance with the Fund's investment objective and policies. Dreyfus made investment decisions for the Fund and purchased and sold securities for the Fund. For the investment management services it provided to the Fund, Dreyfus received a fee from the Adviser in an amount equal to 0.07% on assets up to $250 million, 0.06% on assets of $250 million or more but less than $500 million, 0.05% on assets of $500 million or more but less than $750 million, and 0.04% on assets of $1 billion or more. During the year ended October 31, 1999, the Adviser paid Dreyfus a total of $36,609 pursuant to such agreement.


ADDITIONAL INFORMATION

As of March 7, 2000, the Fund had issued and outstanding 13,617,947.074 shares of beneficial interest ("shares"). As of that date, to the Trust's knowledge, the following are the only persons who had or shared voting or investment power over more than 5% of the outstanding shares of any class of shares of the Fund:

                                                    Amount and Nature of
         Name and Address                       Voting and Investment Power                 % of Class


Villanova Mutual Fund Capital Trust          785.5 Class A Shares                               10.6%
Three Nationwide Plaza                       785.5 Class B Shares                               44.8%
Columbus, Ohio  43215                        785.5 Institutional Class Shares                  100.0%




NAS as Custodian for P.W. Miller IRA         3,286.8 Class A Shares                             44.4%
RR 1 Box 703
Sugar Grove, Ohio 43155

NAS as Custodian for Michael R. Day          973.2 Class A Shares                               13.1%
         IRA Plan
303 Norle Street
State College, Pennsylvania 16801

Christopher P. and Clare C. Gale             1,241.1 Class A Shares                             16.8%
12464 Saylor Road
Baltimore, Ohio 43105

Timothy H. and Laurie E. Leimkuehler         164.3 Class B Shares                                9.4%
5196 Sudbury Point Lane
Sugar Hill, Georgia 30518

Debra A. Merijohn                            739.5 Class B Shares                               42.1%
12623 South 69th Court
Palos Heights, Illinois 60463

Nationwide Asset Allocation Trust            652,164.8 Local Fund Shares                        31.2%
Three Nationwide Plaza
Columbus, Ohio 43215

Nationwide Life Insurance Company*           1,427,872.1 Local Fund Shares                      68.3%
One Nationwide Plaza                         9,320,254.4 Service Class Shares                   97.2%
Columbus, Ohio 43215                         1,926,880.5 Institutional Service
                                                             Class Shares                       99.9%

----------------
*Certain separate accounts of Nationwide are the record owner of such shares. As described below, Nationwide will vote these shares in accordance with the voting instructions of the underlying Contract Owners.

As of March 7, 2000, the officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of the Fund.


Although shareholders and Contract Owners are not being asked to vote on the replacement of Dreyfus with FAM, the Trust is required by the rules of the Commission to summarize the voting rights of shareholders. Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held and a proxy statement and proxy/voting instruction forms will be sent to the Fund's shareholders and to Contract Owners who have selected the Fund as an underlying mutual fund option. Contract Owners do not vote on such matters directly because they are not shareholders of the Fund, but they will be asked in the proxy statement to give voting instructions to those separate accounts of Nationwide that are shareholders of the

Fund. These separate accounts will then vote the shares of the Fund attributable to the Contract Owners in accordance with the voting instructions received from the Contract Owners. If voting instructions are not received, the separate accounts will vote the shares of the Fund for which voting instructions have not been received in proportion (for, against or abstain) to those for which timely voting instructions have been received.

Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote. Shareholders will also be permitted to revoke previously submitted proxies in accordance with instructions contained in the proxy statement sent to the Fund's shareholders.

The foregoing description of shareholder voting rights is only a brief summary of these rights; whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to the Fund's shareholders will fully describe the voting rights of shareholders and the voting procedures that will be followed at the shareholder meeting.

NAS serves as the Fund's principal underwriter. Villanova SA Capital Trust, an affiliate of the Adviser and NAS, serves as the Fund's administrator. The address for the Adviser, NAS and Villanova SA Capital Trust is Three Nationwide Plaza, Columbus, Ohio 43215.

No officer or Trustee of the Trust is an officer, employee, or director of FAM, nor do any such officers or Trustees own securities issued by FAM or any affiliate thereof, or have any other material direct or indirect interest in FAM.

THE TRUST WILL FURNISH, WITHOUT CHARGE, A COPY OF THE TRUST'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS AND SEMI-ANNUAL REPORT TO SHAREHOLDERS SUCCEEDING THE ANNUAL REPORT, IF ANY, UPON REQUEST. SUCH REQUEST MAY BE MADE EITHER BY WRITING TO THE TRUST AT THE ADDRESS CONTAINED ON THE FIRST PAGE OF THIS INFORMATION STATEMENT OR BY CALLING TOLL-FREE (800) 848-0920. THE ANNUAL REPORT AND THE SEMI-ANNUAL REPORT WILL BE MAILED TO YOU BY FIRST-CALL MAIL WITHIN THREE BUSINESS DAYS OF RECEIPT OF YOUR REQUEST.

                                              By Order of the Board of Trustees,


                                              Elizabeth A. Davin, Secretary



March 29, 2000